Exhibit 99.1

FOR IMMEDIATE RELEASE

Former CenterPoint CEO Paul S. Fisher Joins CatchMark’s Board

ATLANTA – January 19, 2016 – CatchMark Timber Trust, Inc. (NYSE: CTT) announced today the election of industry veteran Paul S. Fisher, a former President and Chief Executive Officer of CenterPoint Properties Trust, to the company’s Board of Directors.

CenterPoint is the nation’s preeminent developer, investor and manager of supply chain industrial assets and related transportation infrastructure. Fisher co-founded the company in 1993 and served as General Counsel and Chief Financial Officer before heading the firm. CenterPoint (NYSE: CNT) was a publicly-traded REIT from 1993 until 2006 when it was privatized by a joint venture of the California Employees Retirement System (CalPERS) and LaSalle Investment Management, Inc.

CatchMark’s Chairman of the Board, Willis J. Potts, Jr., said: “CatchMark will benefit from Paul Fisher’s varied experience and skill sets—leading a major public REIT, working with the nation’s largest pension funds, and being named one of “America’s Top CFOs” by Institutional Investor magazine.”

Jerry Barag, President and CEO of CatchMark, said: “Paul Fisher should provide us excellent counsel as we look to further growth, ensuring durable earnings from timberland acquisitions and sustainable operating practices, while expanding our reach in the capital markets.”

Fisher serves on the U.S. Department of Commerce Advisory Council on Supply Chain Competitiveness. He is also on the Advisory Board of the Supply and Value Chain Center of Loyola University. Mr. Fisher graduated from The University of Notre Dame, summa cum laude, with a Bachelor of Arts degree in Economics in 1977 and was elected to Phi Beta Kappa. Fisher received his Doctor of Law degree from The University of Chicago School of Law in 1980.

About CatchMark

Headquartered in Atlanta, CatchMark Timber Trust, Inc. is a self-administered and self-managed publicly traded REIT that began operations in 2007 and owns interests in approximately 404,500 acres* of timberland located in Alabama, Florida, Georgia, Louisiana and Texas. Listed on the NYSE (CTT), CatchMark provides institutions and individuals an opportunity to invest in a public company focused exclusively on timberland ownership with an objective of producing stockholder returns from sustainably recurring harvests. For more information, visit www.catchmark.com. From time to time, CatchMark releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts regarding new postings. Enrollment information is found in the “Investors Relations” section of www.catchmark.com.

*	As of September 30, 2015.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. Forward looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward looking information. Such statements include, but are not limited to, statements about growth, durable earnings from timberland acquisitions and sustainable operating practices, and expanding our reach in the capital markets. Readers of this press release should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this press release. Factors that could cause or contribute to such differences include, but are not limited to: (i) we may not generate the harvest volumes from our timberlands that we currently anticipate; (ii) the demand for our timber may not increase at the rate we currently anticipate or at all due to changes in general economic and business conditions in the geographic regions where our timberlands are located; (iii) the cyclical nature of the real estate market generally, including fluctuations in demand and valuations, may adversely impact our ability to generate income and cash flow from sales of higher-and-better use properties; (iv) timber prices may not increase at the rate we currently anticipate or could decline, which would negatively impact our revenues; (v) the supply of timberlands available for acquisition that meet our investment criteria may be less than we currently anticipate; (vi) we may be unsuccessful in winning bids for timberland that are sold through an auction process; (vii) we may not be able to access external sources of capital at attractive rates or at all; (viii) potential increases in interest rates could have a negative impact on our business; (ix) our share repurchase program may not be successful in improving shareholder value over the long-term; and (ix) the factors described in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, under the heading “Risk Factors” and our other filings with Securities and Exchange Commission. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to update our forward-looking statements, except as required by law.

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Contacts

Investors:	Media:
Brian Davis	Mary Beth Ryan, Miller Ryan LLC
(855) 858-9794	(203) 268-0158
info@catchmark.com	marybeth@millerryanllc.com